 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2016

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 8.01 below is incorporated herein by reference.

The Shares (as defined below) were issued in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act.

Item 8.01 Other Events.

As previously reported, on April 8, 2016, Amyris, Inc. (the “Company”) and the Bill & Melinda Gates Foundation (the “Gates Foundation”) entered into (i) a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell and issue 4,385,964 shares of its common stock (the “Shares”) to the Gates Foundation at a purchase price per share equal to $1.14 (the “Gates Foundation Investment”) and (ii) a Charitable Purposes Letter Agreement (the “Letter Agreement”), pursuant to which the Company agreed to use the proceeds from the Gates Foundation Investment to develop a yeast strain that produces artemisinic acid and/or amorphadiene at a low cost and to supply such artemisinic acid and amorphadiene to companies qualified to convert artemisinic acid and amorphadiene to artemisinin for inclusion in artemisinin combination therapies used to treat malaria. The entry into the Purchase Agreement and the Letter Agreement was previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2016, which is incorporated herein by reference.

On May 10, 2016, the Company and the Gates Foundation closed the Gates Foundation Investment, resulting in the issuance of 4,385,964 Shares to the Gates Foundation for proceeds to the Company of approximately $5.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 13, 2016	By:	/s/ Nicholas Khadder
Nicholas Khadder
SVP, Corporate Secretary, and General Counsel